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                                                                    Exhibit 23.2

                           CONSENT OF KPMG AUDIT PLC

The Board of Managers
Huntsman International LLC

     We consent to the inclusion of this Registration Statement on Amendment No. 2 to Form S-4 of Huntsman International LLC of our report dated June 2, 1999 with respect to the combined balance sheets of the Businesses, as defined in our report, as of December 31, 1998 and 1997 and the related profit and loss accounts, cash flow statements and statements of total recognized gains and losses for each of the years in the three year period ended December 31, 1998, which report appears herein, and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG Audit Plc

London
England

November 26, 2001